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                                                                   EXHIBIT 10.20

                             INDEMNITY AGREEMENT

    THIS AGREEMENT is made as of the 1st day of December, 1999, by and between CENTENNIAL HEALTHCARE CORPORATION ("CHC") and DOLPHINS VIEW INVESTORS, LLC ("Owner").

                             W I T N E S S E T H:

    WHEREAS, Owner is the owner of that certain 63-bed nursing facility located at 1820 Shore Drive, South, St. Petersburg, Florida (the "Facility"), having acquired the Facility effective December 1, 1999; and

    WHEREAS, Centennial HealthCare Investment Corporation, a wholly-owned subsidiary of CHC, owned the Facility prior to Owner acquiring the Facility and Centennial HealthCare Management Corporation, a wholly-owned subsidiary of CHC, currently manages the Facility on behalf of Owner;


    NOW, THEREFORE, in consideration of the covenants, conditions and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

    1. CHC agrees to indemnify and hold Owner harmless from and against any loss, offset, claim, damage or liability raised or asserted against moneys due Owner for services provided to Medicare or Medicaid patients of the Facility on or after December 1, 1999 as a result of the currently pending investigation by the Department of Health and Human Services, Office of Inspector General pursuant to that certain investigatory subpoena dated March 16, 1999 (the "Investigation") seeking reimbursement from the prior provider for services rendered prior to December 1, 1999.

    2. CHC acknowledges that Owner contemplates entering into a Loan and Security Agreement with Heller Healthcare Finance, Inc. ("Heller") pursuant to which Heller will be advancing funds secured by the accounts receivable of the Facility. CHC acknowledges and consents to the assignment by Owner of its rights under this Agreement to Heller. CHC further agrees that should an event occur under which CHC has agreed to indemnify Owner pursuant to this Agreement, Heller may directly enforce Owner's rights to indemnification under this Agreement.

    3. Any claim for indemnification shall be in writing sent by first class mail, postage prepaid or by overnight delivery service, sent to the following address:

        Centennial HealthCare Corporation
        400 Perimeter Center Terrace, Suite 650
        Atlanta, Georgia 30346
        Attn: Daryl R. Griswold, Senior Vice President and General Counsel

    4.This Agreement shall be governed by the laws of the State of Georgia. This Agreement shall be binding upon the successors and assigns of the respective parties.

    IN WITNESS WHEREOF, the parties have set their hands and seals as of the date above.
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                       CENTENNIAL HEALTHCARE CORPORATION


                         By: /s/ Daryl R. Griswold
                             ---------------------
                              Daryl R. Griswold

                         Title: Senior Vice President


                         DOLPHINS VIEW INVESTORS, LLC

                           By:  Five Star Healthcare Properties, LLC

                                By:  Southeast Capital, LLC


                                     By:  /s/ Alan C. Dahl
                                          ----------------
                                            Alan C. Dahl
                                   Title:   Managing Member